Exh. 10-c

                           STOCK PURCHASE AGREEMENT

	AGREEMENT made this 14th day of September, 2006 between CHINA AOXING PHARMACEUTICAL COMPANY, INC., a Florida corporation with offices c/o American Union Securities, Inc., 100 Wall Street, 15th Floor, New York, NY U.S.A. 10005 ("CAXG") and ZHENJIANG YUE, with offices at No. 1 Industry District, Xinle City, Hebei Province, P.R. China 050700 ("Yue").

	WHEREAS, CAXG owns, through Ostar Pharmaceutical, Inc., 60% of the equity in Hebei Aoxing Pharmaceutical Group ("Aoxing"), and Yue owns 40% of the equity in Aoxing; and

	WHEREAS, CAXG wishes to purchase from Yue a 35% interest in Aoxing, and Yue is willing to sell same to CAXG on the terms set forth herein.

	NOW, THEREFORE, it is agreed:

	1. CLOSING DATE. The "Closing Date" will be the date which is four business days after the Finance Date. The "Finance Date" will be the date on which the aggregate gross receipts by CAXG from the sale of securities after August 1, 2006 equals or exceeds Five Million Dollars ($5,000,000).

	2. TRANSFER OF EQUITY. On the Closing Date Yue will deliver to CAXG documents sufficient to vest in CAXG sufficient additional equity in Aoxing, such that its interest in Aoxing on the Closing Date will be 95% of all the equity in Aoxing. Included among the documents delivered at Closing will be all Chinese government filings and approvals necessary to complete the transfer of equity contemplated by this agreement.

	3.  PURCHASE PRICE.   On the Closing Date CAXG will deliver to Yue by
wire transfer, pursuant to instructions to be delivered by Yue at that time, the Purchase Price. The "Purchase Price" for the additional equity will be Three Million Eighty Thousand U.S. Dollars ($3,080,000). The parties agree that the Purchase Price was determined on the basis of the price at which CAXG has most recently sold equity in arms length transactions.

	4. LIQUIDATED DAMAGES. Yue acknowledges that CAXG will take action pending the Closing on the assumption that it will acquire the additional equity at the Closing, and that CAXG will be seriously damaged if Yue fails to satisfy his obligations as set forth in this Agreement. Therefore, in the event that Yue fails to deliver on the Closing Date the documents required by Section 2 of this Agreement, Yue will be deemed to have surrendered to CAXG all of the five million shares of CAXG common stock that are now held in his name. The transfer agent for CAXG common stock is hereby instructed that upon receipt of a certification by a duly authorized officer of CAXG to the effect that Yue has defaulted in complying with this agreement, the transfer agent should place a stop transfer instruction with respect to the certificates in Yue's name, and should cancel any such certificate that is delivered to the transfer agent for transfer or otherwise. The aforesaid cancellation of shares is intended to compensate CAXG for the damage that it will suffer in the event of a default by Yue and is not a penalty.

	5. TERMINATION. In the event that the Closing Date has not occurred on or prior to September 14, 2007, then this agreement shall automatically terminate on that date and have no further force or effect.


CHINA AOXING PHARMACEUTICAL COMPANY, INC.

By: /s/ John C. Leo
    ----------------------
    John C. Leo, Secretary

    /s/ Zhenjiang Yue
    -----------------
    ZHENGJIANG YUE